99(a)
NEWS RELEASE
Cleveland-Cliffs Reports 2006 Second-Quarter
and First-Half Financial Results
Margins Expand on Record Revenues
Cleveland, OH — July 26, 2006 — Cleveland-Cliffs Inc (NYSE: CLF) today reported financial results for the 2006 second quarter and first half. All per-share amounts are diluted and have been adjusted to reflect the June 30, 2006 two-for-one stock split.
Second-quarter revenues from iron ore product sales and services of $486.2 million exceeded the prior second-quarter record of $485.3 million established in 2005. For the first half of 2006, revenues from iron ore product sales and services increased five percent to $792.6 million, compared with $756.5 million last year.
Lower pellet sales volume in North America was largely offset by higher pricing and the contribution from Portman. Cliffs acquired a controlling interest in Portman on March 31, 2005, and 2005 first-half results include only Portman’s second-quarter contribution.
Net income of $83.1 million, or $1.53 per share, for 2006’s second quarter and $121.0 million, or $2.20 per share, for the first half, compared with last year’s record earnings of $99.7 million, or $1.79 per share, and $125.9 million, or $2.27 per share, for the respective periods.
The decrease in second-quarter and first-half net income was primarily the result of lower pellet sales volumes in North America due to customer inventory adjustments and a contractual change in 2005 that modified and reduced consignment tonnage. During the first half of 2006, sales of iron ore pellets in North America totaled 7.8 million tons, versus 10.0 million tons in the first half of 2005. Pellet sales for this year’s second half are estimated to be approximately 13.2 million tons versus 12.3 million tons in 2005’s final six months.

Chairman and Chief Executive Officer John Brinzo commented: “We are pleased with how the year 2006 is developing. Our 2006 results will be more heavily weighted toward the second half of the year, as we expect to ship over 60 percent of our 2006 total North American and Australian sales volume in the third and fourth quarters.”
North American Iron Ore
Per-ton revenues from iron ore product sales and services, excluding freight and venture partners’ cost reimbursements, averaged $67.00 during the second quarter, compared with $59.52 in 2005’s respective quarter. First-half revenues from iron ore product sales and services, excluding freight and venture partners’ cost reimbursements, averaged $65.31 in 2006, versus $57.46 last year.
The increase in sales prices of approximately 13 percent in the second quarter and 14 percent in the first half primarily reflected contractual base price increases, higher term sales contract escalation factors including higher steel pricing, higher PPI and lag-year adjustments, partially offset by the impact of lower international benchmark pellet prices. The price of blast furnace pellets for Eastern Canadian producers was settled during the second quarter, resulting in a 3.5 percent decrease. Included in first-half 2006 revenues were approximately 1.2 million tons of 2006 sales at 2005 contract prices and $12.9 million of revenue related to pricing adjustments on 2005 sales.
North American sales margins increased, on a per-ton basis, to $20.78 in the second quarter versus $19.36 in last year’s comparable quarter—an increase of seven percent. First-half 2006 sales margin per ton increased 18 percent to $18.78, from $15.95 in 2005’s first six months.
Cost of goods sold and operating expenses, excluding freight and venture partners’ costs, decreased $14.5 million in the quarter and $50.9 million in the first half. The decreases primarily reflected the net effect of lower sales volumes, partially offset by higher unit production costs. On a per-ton basis, cost of goods sold and operating expenses increased approximately 15 percent in the quarter and 12 percent in the first half, principally due to higher energy and supply pricing, increased labor costs, higher maintenance activity and lower production volume.
Australian Iron Ore
Revenues from iron ore product sales and services averaged $52.38 per metric ton (“tonne”) during the second quarter, compared with $44.37 in the respective 2005 period. First-half revenues from iron ore product sales and services averaged $47.27 per tonne in 2006—an increase of seven percent from the $44.37 reported for 2005’s first half. Cliffs’ 2005 first-half results include only Portman’s second-quarter contribution.
Sales margin at Portman was $27.0 million on 1.8 million tonnes for the quarterly period, compared with $20.9 million on 1.5 million tonnes in last year’s second quarter. The increase in sales margin in the second quarter was due to higher sales prices and higher sales volume, partially offset by higher production costs. Portman’s sales prices include the impact from a 19 percent increase in the international benchmark price of iron ore. The retroactive effect on a portion of first-quarter sales was $7.3 million.
On a per-tonne basis, cost of goods sold and operating expenses increased 21 percent to $37.06 in the second quarter and 17 percent to $35.86 for the year’s first six months. This compares with $30.69 per tonne recorded for both periods in 2005. (First-half 2005 results include only Portman’s second-quarter contribution.) Portman’s sales margins were $15.32 per tonne during the 2006 second quarter and $11.41 per tonne for the year’s first half.
Portman’s sales margin reflects the Company’s basis adjustments of $9.3 million in the second quarter and $17.5 million in the first half for depletion and inventory step-ups and $.2 million and $1.9 million of revenue reductions in the second quarter and first half, respectively, due to foreign currency contract settlements.
Other Items
The pre-tax earnings changes for the second quarter and first half of 2006 versus the comparable 2005 period also included:
•	A business interruption insurance recovery of $10.6 million in the second quarter of 2005 related to a five-week production curtailment at the Empire and Tilden mines in 2003 due to the loss of electric power as a result of flooding in the Upper Peninsula of Michigan.

•	Higher administrative, selling and general expense in 2006 of $3.0 million in the second quarter and $1.5 million in the first half primarily reflecting higher outside professional services.

•	Lower other-net expense of $8.5 million in the first half of 2006 primarily reflecting $9.8 million of currency hedging costs associated with the Portman acquisition in the first half of 2005, partially offset by $1.7 million of expense related to the accelerated write-off of fees due to the replacement of the Company’s unsecured revolving credit facility.

Income taxes were $7.2 million lower during the 2006 second quarter and $4.5 million lower in the first half reflecting lower taxable income in the second quarter and a lower effective tax rate.
Net income was also impacted by $5.2 million of after-tax income in the 2005 first quarter related to an accounting change.
Production and Inventory
At June 30, 2006, Cliffs had 5.9 million tons of pellets in its North American inventory, compared with 3.3 million tons at December 31, 2005 and 4.1 million tons at June 30, 2005. Total North American production for Cliffs’ account was 5.4 million tons in the second quarter and 10.5 million tons in the first half versus 5.9 million tons and 10.7 million tons in the corresponding 2005 periods.

	(In Millions)
	Second Quarter		First Half		Full Year
	2006	2005	2006	2005	2006*	2005
North America (1)
Empire	1.2	1.2	2.4	2.4	4.7	4.8
Tilden	1.7	2.4	3.4	3.8	7.3	7.9
Hibbing	2.1	2.1	4.1	4.0	8.3	8.5
Northshore	1.2	1.2	2.5	2.4	5.0	4.9
United Taconite	1.4	1.2	2.4	2.3	5.4	4.9
Wabush	1.0	1.3	1.8	2.4	4.2	4.9

Total	8.6	9.4	16.6	17.3	34.9	35.9

Cliffs’ share of total	5.4	5.9	10.5	10.7	21.7	22.1

Australia (2)
Koolyanobbing	1.8	1.5	3.0	1.5	6.8	4.7
Cockatoo Island	.2	.1	.3	.1	.7	.5

Total	2.0	1.6	3.3	1.6	7.5	5.2

*	Estimate

(1)	Tons are long tons of pellets of 2,240 pounds.

(2)	Tonnes are metric tons of 2,205 pounds. Portman’s 2005 totals reflect production since the March 31, 2005 acquisition.
Lower production at Tilden in this year’s first half was primarily due to repair downtime in the second quarter. The decrease in Wabush Mine’s first-half production reflects the effects of pit-dewatering difficulties in its crude-ore mining operation. While this issue is likely to persist, the mine is now expected to produce 4.2 million tons in 2006, versus the Company’s prior full-year estimate of 4.0 million tons.

Production of lump and fines ore at Portman totaled 2.0 million tonnes in the second quarter and 3.3 million tonnes in the first half of 2006, compared with 1.6 million tonnes in the second quarter of 2005. At June 30, 2006, Portman’s finished goods inventory totaled .7 million tonnes.
Liquidity
At June 30, 2006, Cliffs had $123.6 million of cash and cash equivalents, including $29.3 million at Portman. At December 31, 2005, Cliffs had $192.8 million of cash and cash equivalents. The decrease in cash and cash equivalents was due primarily to $81.0 million in common stock repurchases, capital expenditures totaling $69.3 million (including $32.6 million related to Portman) and $12.7 million of common and preferred dividends, partially offset by $92.4 million of net cash provided by operating activities. Included in cash from operating activities was a refund of $67.5 million from the WEPCO escrow account. Common stock repurchases reflected the settlement on 2.3 million of 2.5 million common shares repurchased under a May 2006 authorization by Cliffs’ Board of Directors. On July 11, 2006, Cliffs’ Board authorized an additional two-million-common-share repurchase program.
On June 23, 2006, Cliffs entered into a five-year unsecured revolving credit agreement that provides $500 million in borrowing capacity under a revolving credit line with no scheduled maturities other than the five-year term of the agreement. The new credit agreement replaced an existing $350 million unsecured revolving credit facility scheduled to expire in March 2008. There are currently no borrowings under the new credit agreement.
Outlook
Although production schedules are subject to change, total North American pellet production is expected to be approximately 35 million tons, with Cliffs’ share representing 21.7 million tons. Portman’s 2006 production volume is expected to be approximately 7.5 million tonnes, reflecting the expansion.
Cliffs’ 2006 North American sales are projected to total approximately 21 million tons, versus 22.3 million tons last year, reflecting higher inventories at North American steel plants, the shutdown of Mittal Steel U.S.A.’s Weirton blast furnace and a programmed 2005 contractual change that modified and reduced consignment tonnage. Average revenue per ton for pellets is expected to increase approximately 9.5 percent to $64.35 per ton due to the combination of contractual base price increases, higher term sales contract price escalation factors including higher steel pricing, higher PPI and lag-year adjustments, partially offset by the effect of lower international benchmark pellet prices.

Portman’s full-year sales are estimated to be approximately 7.5 million tonnes. Revenue per tonne is expected to increase approximately 16 percent to $48.40 per tonne due to benchmark price settlements, changes in sales mix, purchase accounting adjustments related to currency hedges in place at the acquisition, and changes in exchange rate.
Cliffs’ North American unit production costs of goods sold and operating expenses, excluding freight and venture partners’ cost reimbursements, for 2006 are now expected to increase approximately 11 percent from the 2005 cost of $42.65 per ton, principally reflecting increased energy and supply pricing, labor costs, maintenance activity, and lower production.
Cliffs’ 2006 Portman unit production costs are expected to increase approximately five percent from 2005, with operating cost increases at Portman partially offset by lower Cliffs’ purchase accounting adjustments.
Brinzo added: “The near-term outlook for steel demand indicates that the industry is poised to enjoy strong steel pricing, which benefits Cliffs’ North American pellet sales and pricing. The effect of robust steel demand around the world and higher sales volumes at Portman bode well for Cliffs’ 2006 results.”
Cliffs will host a conference call to discuss its second-quarter and first-half 2006 results tomorrow, July 27, 2006, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its second-quarter 2006 Form 10-Q with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the Form 10-Q.
To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.
This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix for the Company’s Portman operations; the impact of other price adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the Chinese steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.
Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.
SOURCE: Cleveland-Cliffs Inc
CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459
# # #

CLEVELAND-CLIFFS INC
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In Millions, Except Per Share Amounts)	2006	2005	2006	2005
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$420.2	$424.5	$664.7	$643.3
Freight and venture partners’ cost reimbursements	66.0	60.8	127.9	113.2

	486.2	485.3	792.6	756.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(357.5)	(348.4)	(608.5)	(575.9)

SALES MARGIN	128.7	136.9	184.1	180.6
OTHER OPERATING INCOME (EXPENSE)
Casualty insurance recoveries		10.6		10.6
Royalties and management fee revenue	3.0	3.5	5.6	6.2
Administrative, selling and general expenses	(13.3)	(10.3)	(23.1)	(21.6)
Miscellaneous — net	(2.0)	(1.8)	(4.0)	(2.8)

	(12.3)	2.0	(21.5)	(7.6)

OPERATING INCOME	116.4	138.9	162.6	173.0
OTHER INCOME (EXPENSE)
Interest income	3.5	3.1	7.8	7.0
Interest expense	(.8)	(1.7)	(1.8)	(1.9)
Other — net	(1.3)	.4	(.8)	(9.3)

	1.4	1.8	5.2	(4.2)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	117.8	140.7	167.8	168.8
INCOME TAX EXPENSE	(29.6)	(36.8)	(39.5)	(44.0)
MINORITY INTEREST (net of tax)	(5.2)	(3.9)	(7.6)	(3.9)

INCOME FROM CONTINUING OPERATIONS	83.0	100.0	120.7	120.9
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of tax)	.1	(.3)	.3	(.2)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	83.1	99.7	121.0	120.7
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8)				5.2

NET INCOME	83.1	99.7	121.0	125.9
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(2.8)	(2.8)

INCOME APPLICABLE TO COMMON SHARES	$81.7	$98.3	$118.2	$123.1

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$1.91	$2.27	$2.73	$2.72
Discontinued operations		(.01)	.01
Cumulative effect of accounting change				.12

EARNINGS PER COMMON SHARE — BASIC	$1.91	$2.26	$2.74	$2.84

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$1.53	$1.80	$2.19	$2.18
Discontinued operations		(.01)	.01
Cumulative effect of accounting change				.09

EARNINGS PER COMMON SHARE — DILUTED	$1.53	$1.79	$2.20	$2.27

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	42.7	43.4	43.2	43.3
Diluted	54.4	55.6	54.9	55.5

CLEVELAND-CLIFFS INC
STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In Millions, Brackets Indicate Decrease in Cash)	2006	2005	2006	2005
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$83.1	$99.7	$121.0	$125.9
Cumulative effect of accounting change				(5.2)
(Income) loss from discontinued operations	(.1)	.3	(.3)	.2

Income from continuing operations	83.0	100.0	120.7	120.9
Depreciation and amortization:
Consolidated	17.0	15.7	30.3	22.0
Share of associated companies	2.2	1.1	3.2	2.1
Minority interest	5.2	3.9	7.6	3.9
Deferred income taxes	4.1	5.6	1.2	7.6
(Gain) loss on currency hedges	(4.9)		(1.4)	9.8
Excess tax benefit from share-based compensation	(.7)		(1.2)
Environmental and closure obligation	2.3	1.1	(1.0)	2.2
Share-based compensation	(.6)		(.6)
Gain on sale of assets	(.4)	(.3)	(.3)	(.4)
Pensions and other post-retirement benefits	(3.5)	3.7	(.2)	8.3
Other	(.3)	(4.1)	1.8
Changes in operating assets and liabilities:
Sales of short-term marketable securities			9.9	182.7
Purchases of short-term marketable securities	(3.7)		(3.7)
Product Inventories	(31.3)	(27.9)	(127.2)	(80.6)
Other	29.3	31.3	53.3	46.5

Net cash from operating activities	97.7	130.1	92.4	325.0

INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(22.6)	(29.5)	(62.9)	(46.1)
Share of associated companies	(3.4)	(2.1)	(6.4)	(4.6)
Investment in Portman Limited		(62.1)		(409.7)
Payment of currency hedges				(9.8)
Proceeds from sale of assets	1.1	.3	1.6	.5

Net cash used by investing activities	(24.9)	(93.4)	(67.7)	(469.7)

FINANCING ACTIVITIES
Borrowing under Revolving Credit facility		100.0		175.0
Repayment under Revolving Credit Facility		(125.0)		(125.0)
Contributions by minority interest	.1	.5	1.2	1.1
Proceeds from stock options exercised	.6		.6	3.5
Excess tax benefit from share-based compensation	.7		1.2
Repurchases of Common Stock	(81.0)		(81.0)
Common Stock dividends	(5.5)	(2.1)	(9.9)	(4.3)
Preferred Stock dividends	(1.4)	(1.4)	(2.8)	(2.8)
Repayment of capital leases		(.6)	(2.2)	(.6)
Issuance costs of Revolving Credit	(1.0)		(1.0)	(1.9)
Repayment of other borrowings	(.1)		(.8)

Net cash from (used by) financing activities	(87.6)	(28.6)	(94.7)	45.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1.6	(.4)	.5	(.4)

CASH FROM (USED BY) CONTINUING OPERATIONS	(13.2)	7.7	(69.5)	(100.1)
CASH FROM (USED BY) DISCONTINUED OPERATIONS - OPERATING ACTIVITIES	.1	(.2)	.3	(.8)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(13.1)	$7.5	$(69.2)	$(100.9)

CLEVELAND-CLIFFS INC
STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30	December 31	June 30
	2006	2005	2005
	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$123.6	$192.8	$116.0
Marketable securities	3.7	9.9
Trade accounts receivable — net	80.4	53.7	65.8
Receivables from associated companies	22.7	5.4	29.6
Product inventories	246.3	119.1	159.6
Work in process inventories	62.1	56.7	35.7
Supplies and other inventories	65.9	70.5	58.8
Deferred and refundable income taxes	13.2	12.1	39.0
Other	63.7	115.8	73.2

TOTAL CURRENT ASSETS	681.6	636.0	577.7
PROPERTIES — NET	836.1	802.8	854.0
LONG-TERM RECEIVABLES	46.3	48.7	50.9
PREPAID PENSIONS	80.4	80.4	71.2
DEFERRED INCOME TAXES	52.7	66.5	34.3
MARKETABLE SECURITIES	22.7	10.6	.8
OTHER ASSETS	100.7	101.7	74.6

TOTAL ASSETS	$1,820.5	$1,746.7	$1,663.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$368.5	$355.0	$284.5
Revolving credit			50.0
Payables to associated companies	3.1	7.7	.7

TOTAL CURRENT LIABILITIES	371.6	362.7	335.2
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	129.5	119.6	122.5
OTHER POST-RETIREMENT BENEFITS	82.1	85.2	102.4
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	88.5	87.3	86.7
DEFERRED INCOME TAXES	112.4	116.7	142.7
OTHER LIABILITIES	70.4	79.4	77.5

TOTAL LIABILITIES	854.5	850.9	867.0
MINORITY INTEREST	98.9	71.7	87.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.5	172.5	172.5
SHAREHOLDERS’ EQUITY	694.6	651.6	536.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,820.5	$1,746.7	$1,663.5

Notes to Unaudited Financial Statements
1.	On March 31, 2005, Cliffs initiated the acquisition in Portman Limited by purchasing approximately 68.7 percent of the outstanding shares of Portman. On April 19, 2005, Cliffs completed the acquisition of approximately 80.4 percent of Portman. As a result of this transaction, Portman became a consolidated subsidiary of Cliffs. The allocation of purchase price was completed in the first quarter of 2006.

2.	In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
NORTH AMERICA
Iron Ore Sales (Tons) — In Thousands	4,894	5,993	7,843	10,016

Sales Margin — In Millions
Revenues from iron ore sales and services*	$327.9	$356.7	$512.2	$575.5
Cost of goods sold and operating expenses*	226.2	240.7	364.9	415.8

Sales margin	$101.7	$116.0	$147.3	$159.7

Sales Margin — Per Ton
Revenues from iron ore sales and services*	$67.00	$59.52	$65.31	$57.46
Cost of goods sold and operating expenses*	46.22	40.16	46.53	41.51

Sales margin	$20.78	$19.36	$18.78	$15.95

* Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

AUSTRALIA
Iron Ore Sales (Tonnes) — In Thousands	1,762	1,528	3,226	1,528

Sales Margin — In Millions
Revenues from iron ore sales and services	$92.3	$67.8	$152.5	$67.8
Cost of goods sold and operating expenses	65.3	46.9	115.7	46.9

Sales margin	$27.0	$20.9	$36.8	$20.9

Sales Margin — Per Tonne
Revenues from iron ore sales and services	$52.38	$44.37	$47.27	$44.37
Cost of goods sold and operating expenses	37.06	30.69	35.86	30.69

Sales margin	$15.32	$13.68	$11.41	$13.68

RECONCILIATION TO PORTMAN MARGIN

Sales Margin — In Millions
Cliffs’ sales margin per above	$27.0	$20.9	$36.8	$20.9
Cliffs’ purchase accounting adjustments	9.5	7.5	19.4	7.5

Portman sales margin ($US )	$36.5	$28.4	$56.2	$28.4

Sales Margin — Per Tonne
Cliffs’ sales margin per above	$15.32	$13.68	$11.41	$13.68
Cliffs’ purchase accounting adjustments	5.39	4.91	6.01	4.91

Portman sales margin ($US )	$20.72	$18.59	$17.42	$18.59